Exhibit 10.96

July 27, 2009
John J. Bruggeman
Dear John,
On behalf of Cadence Design Systems, Inc. (“Cadence”), I am pleased to offer you the position of Senior Vice President and Chief Marketing Officer, reporting to Lip-Bu Tan, President and Chief Executive Officer. Your compensation will include an annualized base salary of $350,000. As a Senior Vice President, you will be eligible to earn an incentive bonus targeted at 75% of your annualized base salary upon achievement of corporate and individual performance goals in accordance with the terms of Cadence’s annual Executive Key Contributor Bonus Plan. In addition, you will be issued an option to purchase 200,000 shares of Cadence Design Systems Common Stock and issued an Incentive Stock Award of 30,000 shares of Cadence Common Stock, subject to approval of each by the Compensation Committee of the Board of Directors.
You will also be offered a one-time hiring bonus of $40,000, subject to applicable taxes. This bonus will be paid with your first regular payroll check. The following restrictions apply to this bonus. If you voluntarily terminate your employment prior to 24 months following your hire date, a portion or all of the bonus will be immediately due and payable to Cadence according to the following schedule:

Termination date:	Portion owed:

0-12 months after start date	100%
12-18 months after start date	70%
18-24 months after start date	40%
after 24 months	0%
Cadence offers a comprehensive Employee Benefits package including a 401(k) plan and a non-qualified deferred compensation plan (“NQDC”) for executives. We also provide a wide variety of health and welfare benefits through our cafeteria-style benefits plan. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life and Disability Insurance. Additional details on all these benefits can be found in your “Benefits Year-Round User Guide” and will be discussed in depth at the New Employee Orientation.
Please understand that Cadence is an at-will employer as described in the attached “Employment Terms,” and that this offer is contingent upon successfully passing the Cadence background verification and upon your execution of the Employee Proprietary Information and Inventions Agreement.
Offers of employment remain open for a short period of time; unless otherwise notified, this offer will expire on August 3, 2009.
John, we look forward to having you on our team!
Sincerely,
/s/ Christina Rooke Jones

Christina Rooke Jones
Senior Vice President, Global Human Resources